Exhibit 97

BLUEROCK HOMES TRUST, INC.

EXECUTIVE INCENTIVE-BASED COMPENSATION RECOUPMENT POLICY

Effective as of October 6, 2022

The Compensation Committee (the “Committee”) of the Board of Directors of Bluerock Homes Trust, Inc. (the “Company”) has approved and adopted this Executive Incentive-Based Compensation Recoupment Policy (this “Policy”), effective as of October 6, 2022 (the “Effective Date”).  This Policy will apply to all incentive-based compensation (including equity and equity-based compensation) that is paid, issued or vests based on the achievement of performance objectives (“Incentive Awards”) granted on or after the Effective Date to current or former executive officers while an executive officer (“Covered Employees”).  The purposes of this Policy are to (i) prevent the unjust enrichment of Covered Employees by permitting the Company to recover Incentive Awards that were paid or issued or became vested as a result of financial results that were later determined to be incorrect and (ii) mitigate the risk of manipulation of data used to determine the payment, issuance or vesting of Incentive Awards.  The Board of Directors and the Committee are hereby authorized to take any actions, including those set forth in this Policy, to further the purposes of this Policy.

In the event that (i) the Company is required to prepare an accounting restatement of its consolidated financial statements due to the material noncompliance by the Company with any financial reporting requirement under the U.S. federal securities laws (whether or not based on fraud or misconduct) (and the Board of Directors or Committee has not determined that such restatement is required or permitted under generally accepted accounting principles in connection with the adoption or implementation of a new accounting standard or was caused by the Company’s decision to change its accounting practice as permitted by applicable law) (a “Restatement Determination,” and the date of filing such a restatement, a “Restatement Date”) and (ii) the performance measurement period with respect to the grant or vesting of Incentive Awards includes one or more fiscal periods affected by such restatement, the Board of Directors or the Committee will determine whether any Covered Employee received Incentive Awards in excess of the amount of cash or the number of shares of Company Class A common stock (including for these purposes, shares of Company Class A common stock underlying equity or equity-based awards) (“Shares”) that he or she would otherwise have received or that would have become vested if the restated financial statements had been used to determine whether such Incentive Awards should have been received or vested, with respect to any Incentive Awards received by the executive officers within three (3) completed fiscal years preceding the Restatement Date and any interim period. In the event that the Board of Directors or the Committee determines that a Covered Employee received Incentive Awards in excess of the amount of cash or the number of Shares that he or she would otherwise have received or that would otherwise have become vested, the Company will recover from such Covered Employee the amount of cash or the number of Shares (or equivalent value) in excess of the amount of cash or the number of Shares (or equivalent value) that would have been paid or issued or that would have become vested (or if no amount of cash or number of Shares would have been paid or issued or have become vested, then the entire amount of cash or number of Shares (or equivalent value)) according to the restated financial statements (“Excess Compensation”).

The Board of Directors or the Committee may, in its sole discretion, recover Incentive Awards in any manner (or combination thereof) permitted by law, including by (i) requiring repayment or return of prior Incentive Awards made to such Covered Employee, including Incentive Awards that were not affected by the accounting restatement, (ii) cancelling unvested Incentive Awards or (iii) adjusting the future compensation of such Covered Employee.  All actions taken by the Company to recover Incentive Awards will be taken in accordance with applicable law and consistent with the provisions of Section 409A of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

The Board of Directors or the Committee shall not seek recovery of Excess Compensation or cancel any unvested portion of an award of Incentive Compensation if it determines that to do so would be (i) unreasonable, or (ii) contrary to the best interests of the Company. In making such determination, the Board of Directors or the

Committee may take into account such considerations as it deems appropriate, including without limitation: (A) the likelihood of success to recover the claimed Excess Compensation under governing law in comparison to the expected cost and effort involved, (B) the assertion of a claim in any such proceeding that may prejudice the interests of the Company, including in any related proceeding or investigation, (C) the passage of time since the restatement, and/or (D) the existence of any pending legal proceeding relating to the restatement.

The Board of Directors or the Committee will consider the accountability of any Covered Employee whose acts or omissions were responsible in whole or in part for the events that led to the restatement and whether such acts or omissions constituted fraud or misconduct.  In the event that the Board of Directors or the Committee determines that a Covered Employee’s acts or omissions constituted fraud or misconduct, the Board of Directors or the Committee, in addition to the recovery of Incentive Awards, as provided above, may (i) take (in the case of the Board of Directors), or recommend to the Board of Directors (in the case of the Committee), disciplinary action, including termination, and (ii) pursue other available remedies, including legal action.

Each annual incentive plan, equity plan or agreement documenting an Incentive Award that is granted to a Covered Employee on or after the Effective Date will include a provision stating that the Covered Employee’s rights thereunder are subject to this Policy, as in effect on the date that the annual incentive plan or equity is adopted or applicable Incentive Award is granted.

In addition, following a restatement of the Company’s consolidated financial statements, the Board of Directors or the Committee shall cause the Company to recover any compensation received by the Chief Executive Officer and Chief Financial Officer that is required to be recovered by Section 304 of Sarbanes-Oxley Act of 2002.

For purposes of this Policy, the term “executive officers” means any current or former officer of the Company who is (or who was) subject to Section 16 of the Securities Exchange Act of 1934, as amended.

Adopted and approved by the Compensation Committee effective as of October 6, 2022.